INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 333-34263 of U.S. Restaurant Properties, Inc. on Form S-3 of our report dated August 19, 1997, on our audit of the Statement of Revenues and Direct Operating Expenses Applicable to the Acquisition of Ten Properties of Embers Corporations by U.S. Restaurant Properties Master L.P. for the year ended June 30, 1997 appearing in the Current Report on Form 8-K of U.S. Restaurant Properties Master L.P.; and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.



Schechter Dokken Kanter
  Andrews & Selcer Ltd



Minneapolis, Minnesota
October 24, 1997